Exhibit 99.1

NEWS RELEASE	For Further Information Contact:
NR04.04	Investor Relations 281-504-4000
Email: info@harkenenergy.com
www.harkenenergy.com

HARKEN ENERGY CORPORATION

For Immediate Release

Harken Reports Substantially Improved 2003 Results

Operating Margin Increased Approximately 50%

Houston, Texas (March 26, 2004) – Harken Energy Corporation (“Harken”) (AMEX: “HEC”) today reported financial results for the year ended December 31, 2003. In 2003, Harken primarily focused resources and attention on restructuring the balance sheet and generating increased operating income. As summarized in Table 1, Harken ended 2003 with positive Working Capital of approximately $7.9 million, approximately $12.2 million in Cash, and outstanding debt of $7.4 million, reduced from over $56 million of outstanding debt from the prior year.

TABLE 1: Key Restructuring Related Results

	Year Ended December 31,
(Thousands of dollars)	2002	2003
Current ratio (1)	0.24 to 1	1.88 to 1
Working capital / (deficit) (2)	$(33,523)	$7,886
Cash	$6,377	$12,173
Total debt	$56,667	$7,360
Total cash less debt	$(50,290)	$4,813
Stockholders’ equity	$5,131	$52,761
Total debt to equity	11 to 1	0.14 to 1

(1)	Current ratio is calculated as current assets divided by current liabilities
(2)	Working capital in the difference between current assets and current liabilities

As set forth in Table 2, Harken also reported substantially improved operating results. Harken’s Net Loss, including the negative effect of change in accounting principle of approximately $800,000, improved to a Net Loss of approximately $1.0 million for 2003 as compared with a Net Loss of approximately $9.8 million for 2002. In addition, Net Income Attributed to Common Stock in 2003 improved to approximately $2.1 million versus 2002’s Net Loss Attributable to Common Stock of $13.9 million.

Additionally, in 2003 Harken generated almost $9 million in Operating Margin, (non-GAAP, see reconciliation below) an increase of approximately 50% from 2002 results.

TABLE 2: Operating Results

	Year Ended December 31,
	2002	2003
Total Revenues	$25,711,000	$27,445,000
Oil and Gas Operating Expenses	9,331,000	9,469,000
General and Administrative Expenses	10,298,000	9,210,000

Operating Margin (non-GAAP, see reconciliation below)	6,082,000	8,766,000
Depreciation and Amortization	11,510,000	8,941,000
Full Cost Valuation Allowance	521,000	—
Provision for Asset Impairment	400,000	—
Litigation and contingent liability settlements, net	1,288,000	1,125,000
Interest Expense and Other, net	5,723,000	4,504,000
Gains from Repurchases / Exchanges of Convertible Notes	3,528,000	5,525,000
Income Tax (Expense) / Benefit	(237,000)	184,000
Minority Interest of Subsidiary	262,000	(89,000)

Loss Before Cumulative Effect of Change in Accounting Principle	(9,807,000)	(184,000)
Cumulative Effect of Change in Accounting Principle	—	(813,000)

Net Loss	$(9,807,000)$	(997,000)
Accrual of Dividends Related to Preferred Stock	(4,110,000)	(3,676,000)
Payment of Preferred Stock Dividend Liability In Common Stock	—	6,805,000

Net Income (Loss) Attributed to Common Stock	$(13,917,000)$	2,132,000
Basic Net Income (Loss) per Common Share	(0.64)	0.02
Basic Weighted Average Shares Outstanding	21,742,163	112,694,654
Diluted Net Income (Loss) per Common Share	(0.64)	(0.03)
Diluted Weighted Average Share Outstanding	21,742,163	112,790,327

Harken’s fourth quarter results for 2003 were impacted by a $1.1 million accrual and expense recorded in December 2003 related to the settlement of the Rice lawsuit in the first quarter of 2004. In addition, Harken incurred increased general and administrative costs of $900,000 in December 2003 related to severance costs for employees at Harken’s former Panhandle office along with year-end 2003 compensation. Depreciation was negatively affected by approximately $300,000 as a result of the sale of the Panhandle oil and gas properties in December 2003 due to the divestiture of the associated reserves.

North American gross oil and gas revenues during 2003 were derived from operations in Texas and Louisiana. In December 2003 Harken sold the majority of its oil and gas properties located in the Panhandle region of Texas for a gross sales price of approximately $7 million in cash, subject to certain adjustments.

In January 2003, a total of 946,765 shares of Harken common stock were paid to holders of Series G1 and G2 Preferred stock in payment of a dividend liability of approximately $7.4 million accrued as of December 31, 2002. The January 2003 payment of Harken’s Series G1 and Series G2 Preferred stock dividends with shares of Harken common stock resulted in a $6.8 million increase, net of income taxes paid on behalf of the preferred holders, to Net Income Attributed to Common Stock for the Payment of Preferred Stock Dividend Liability in Common Shares recognized in the Consolidated Statement of Operations for the year ended December 31, 2003. For further discussion of the accounting treatment for payment of Series G1 and G2 Preferred stock dividends, see Harken’s Form 10-K filed March 25, 2004.

“2003 was an excellent year for Harken,” stated the Chairman, Alan G. Quasha. “We succeeded in our objectives of restructuring the balance sheet, which had been debt-laden, and strengthened our capital structure which positions us now for significant growth. We decreased debt by over $50 million and ended the year with cash less debt of approximately $5 million. At the same time, we increased our stockholders’ equity from $5 million in 2002 to approximately $53 million in 2003, and improved our net working capital by $41 million. Almost as importantly, the restructuring was accomplished without penalizing our operating results or our core asset base.”

Mr. Quasha continued, “We were fortunate to have been helped by higher oil and gas prices during much of 2003. As we look forward, we expect revenues, earnings and cash flow to improve in 2004. We are enthusiastic about both our drilling prospects and are encouraged by existing oil and gas prices and thus, we have announced an $18 million drilling budget for this year. We have begun this effort and we expect to finance it out of cash on hand and cash flow from operations.”

More information is available in Harken Energy Corporation’s Form 10-K for the period ended December 31, 2003 which is available on the Company’s website at www.harkenenergy.com.

Certain statements in this news release including phrases such as “we expect,” “we anticipate” and “we hope” relating to Harken’s revenue, profit, dividends, cash flow and earnings expectations; statements regarding future expectations and plans for oil and gas exploration, development and production; and statements regarding commodity pricing expectations may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. These forward-looking statements reflect the current view of management with regard to its plans and expectations and other future events. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K dated March 25, 2004. Although Harken believes that the expectations reflected in the forward-looking statements of this announcement are reasonable, it can give no assurance that such expectations will prove to be correct or that unforeseen developments will not occur. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

NON-GAAP FINANCIAL MEASURES:

The following table reconciles Operating Margin:

Reconciliation of Operating Margin to Net Loss:

	Year Ended December 31,
	2002	2003
Net Loss (GAAP)	$(9,807,000)	$(997,000)
Cumulative Effect of Change in Accounting Principle	—	813,000
Minority Interest of a Subsidiary	(262,000)	89,000
Income Tax Expense/Benefit	237,000	(184,000)
Gains from Repurchases/Exchanges of Convertible Notes	(3,528,000)	(5,525,000)
Interest Expense and Other, net	5,723,000	4,504,000
Litigation and Contingent Liability Settlements, net	1,288,000	1,125,000
Provision for Asset Impairment	400,000	—
Full Cost Valuation Allowance	521,000	—
Depreciation and Amortization	11,510,000	8,941,000

Operating Margin	$6,082,000	$8,766,000

Management believes the presentation of this non-GAAP financial measure, in connection with the results for the year ended December 31, 2003, provides useful information to investors regarding our results of operations. This non-GAAP financial measure allows investors to better evaluate ongoing business performance and the factors that influenced performance during the period under the report. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.